As filed with the Securities and Exchange Commission on January 19, 2010.
Registration No. 333-137517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TBS INTERNATIONAL plc
(Exact name of registrant as specified in its charter)

Ireland	98-0646151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland
(Address of Principal Executive Offices)

TBS International Amended and Restated 2005 Equity Incentive Plan
(Full title of the plan)
CT Corporation 1633 Broadway New York, New York 10019 (212) 479-8240	Copies to: Steven R. Finley, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerate filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-137517) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by TBS International plc, an Irish public limited company (the “Company”), as successor issuer to TBS International Limited, a company incorporated under the laws of Bermuda (“TBS-Bermuda”).  Pursuant to a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”), on January 6, 2010, all of the previously outstanding Class A common shares of TBS-Bermuda were cancelled and each holder of cancelled TBS-Bermuda Class A common shares received Class A ordinary shares of the Company on a one-for-one basis, and all of the previously outstanding Class B common shares of TBS-Bermuda were cancelled and each holder of cancelled TBS-Bermuda Class B common shares received Class B ordinary shares of the Company on a one-for-one basis (the “Transaction”).  As a result of the Transaction, TBS-Bermuda became a wholly owned subsidiary of the Company.  In connection with the Transaction, the Company assumed TBS-Bermuda’s 2005 Equity Incentive Plan (as amended and restated) (the “Plan”), including all outstanding awards issued thereunder.  The Plan was amended and restated by TBS-Bermuda prior to the Transaction to give effect to the Transaction and the assumption of the Plan by the Company, including to provide (1) that any securities issued by TBS-Bermuda that are convertible, exchangeable or exercisable into or redeemable for TBS-Bermuda Class A common shares will become convertible, exchangeable or exercisable into or redeemable for, as the case may be, an equal number of Class A ordinary shares of the Company; and (2) for the appropriate substitution of the Company for TBS-Bermuda in the Plan.  The Company expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by TBS-Bermuda, or by the Company as successor issuer, with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(1)	TBS-Bermuda’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	TBS-Bermuda’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(3)
TBS-Bermuda’s Current Reports on Form 8-K filed with the SEC on April 2, 2009 (providing information under Items 1.01 and 2.03 of Form 8-K), September 10, 2009, October 20, 2009, November 2, 2009, November 6, 2009, November 9, 2009, December 7, 2009, January 7, 2010 and January 8, 2010;

(4)	The Company’s Current Report on Form 8-K12B filed on January 8, 2010;

(5)	The Company’s Current Report on Form 8-K filed January 13, 2010; and

(6)
The description of the Company’s ordinary shares included in Item 8.01 of the Company’s Current Report on Form 8-K12B filed on January 8, 2010, including any amendment or report filed for the purpose of updating such description.

Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such document.  Any statement contained in this Registration Statement (including any further amendment hereto) or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (including any further amendment hereto) or in any document filed subsequent to the date of this Post-Effective Amendment No. 1 that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.              Description of Securities
Not applicable.

Item 5.              Interests of Named Experts and Counsel
Not applicable.

Item 6.              Indemnification of Directors and Officers

If a director or officer of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. Due to restrictions under the Irish Companies Act, the indemnity in the Company’s articles of association only permits the company to pay the costs or discharge the liability of a director or the secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.  This restriction does not apply to executives who are not directors or the secretary of the Company.

In addition, under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty, and therefore the Company’s articles of association do not include provisions exempting directors from liability.  However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers.  The Company has purchased and maintains a directors' and officers' liability policy.

On December 16, 2009, TBS-Bermuda and the Company entered into a deed poll of indemnity (the “Indemnity Deed Poll”), which provides indemnification to the officers (excluding auditors) and directors of the Company and provides that TBS-Bermuda will indemnify the indemnitee against actions, costs, charges, losses, damages and expenses related to such indemnitee’s service to the Company, except in respect of any fraud or dishonesty which may attach to such indemnitee.

Item 7.              Exemption from Registration Claimed

Not applicable.

Item 8.              Exhibits

Exhibit No.	Description
4.1	Memorandum and Articles of Association of TBS International plc (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on January 8, 2010)
4.2	Certificate of Incorporation of TBS International plc*
5.1	Opinion of counsel*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of counsel (included in Exhibit 5.1)
24.1	Power of Attorney*
99.1	TBS International Amended and Restated 2005 Equity Incentive Plan*
* Filed herewith

Item 9.              Undertakings

1.           The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yonkers, state of New York, on this 19th day of January, 2010.

TBS INTERNATIONAL PUBLIC LIMITED COMPANY
(Registrant)

By:	/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ Joseph E. Royce Joseph E. Royce	President, Chief Executive Officer, Chairman and Director	January 19, 2010
/s/ Ferdinand V. Lepere Ferdinand V. Lepere	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 19, 2010
/s/ Frank. J. Pittella Frank. J. Pittella	Chief Accounting Officer (Principal Accounting Officer)	January 19, 2010
* Gregg L. McNelis	Senior Executive Vice President, Chief Operating Officer and Director	January 19, 2010
* James W. Bayley	Director	January 19, 2010
* John P. Cahill	Director	January 19, 2010
* Randee E. Day	Director	January 19, 2010
* William P. Harrington	Director	January 19, 2010
* Peter S. Shaerf	Director	January 19, 2010
* Alexander Smigelski	Director	January 19, 2010

*
The undersigned does hereby sign this registration statement on behalf of the above-indicated director or officer of TBS International Limited pursuant to a power of attorney executed by such director or officer.

/s/  Ferdinand V. Lepere
       Ferdinand V. Lepere, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Memorandum and Articles of Association of TBS International plc (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B filed on January 8, 2010)
4.2	Certificate of Incorporation of TBS International plc*
5.1	Opinion of counsel*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of counsel (included in Exhibit 5.1)
24.1	Power of Attorney*
99.1	TBS International Amended and Restated 2005 Equity Incentive Plan*
* Filed herewith